Exhibit 18.1

Preferability Letter

October 29, 2026

Board of Directors
Incyte Corporation
1801 Augustine Cut-Off
Wilmington, DE 19803

Ladies and Gentlemen:

Note 2 of Notes to the condensed consolidated financial statements of Incyte Corporation included in its Form 10-Q for the periods ended September 30, 2026 describes a change in the method of accounting for inventory costing from the specific identification method to the first-in-first-out (FIFO) method for commercial product manufactured by third-party contract manufacturers. There are no authoritative criteria for determining a 'preferable' inventory costing method based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances. We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any financial statements of the Company as of any date or for any period subsequent to December 31, 2025, and therefore we do not express any opinion on any financial statements of Incyte Corporation subsequent to that date.

Very truly yours,

/s/ Ernst & Young LLP
Philadelphia, Pennsylvania